LAS VEGAS, November 12, 2010 — American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the third quarter ended September 30, 2010.

Net revenues were $83.6 million for the third quarter 2010 compared to $87.7 million for the third quarter of 2009, a decrease of 4.7%. Primarily as a result of our lower Net revenues, a 100.0% increase in our interest expense to $11.4 million in 2010 compared to $5.7 million in 2009, and increased amortization associated with our 11% Senior Secured Notes, ACEP reported a Net Loss for the third quarter of $8.9 million compared to a Net Loss of $1.8 million in the third quarter of 2009. The increase in our interest expense was primarily due to the restructuring of our debt on June 25, 2009. For the three months ended September 30, 2009, we did not report any interest expense related to the 2014 Term Loans on our consolidated statements of operations. Interest payments totaling approximately $6.2 million during the three months ended September 30, 2009 were accounted for as a reduction to the outstanding balance of the 2014 Term Loans. Had we expensed the $6.2 million in interest payments, our Net Loss for the three months ended September 30, 2009 would have been $8.0 million. Adjusted EBITDA decreased 4.1% to $14.1 million for the three months ended September 30, 2010 compared to $14.7 million for the three months ended September 30, 2009.

The Stratosphere – The Stratosphere experienced an overall decrease in Net revenue due to decreases in occupancy, average daily room rate, and an overall decrease in spend by guests throughout the property. Although Net revenue has continued to decline at Stratosphere, the year-over-year decrease for the three months ended September 30, 2010 was approximately 10.3% compared to 15.0% in the three months ended September 30, 2009. The 10.3% decrease year-over-year in the third quarter is consistent with the year-over-year declines experienced in the first two quarters of 2010.

Arizona Charlie’s – The Arizona Charlie’s properties experienced an overall decrease in Net revenues with the greatest percentage impact occurring due to decreases in food & beverage. Although Net revenue decreased at Arizona Charlie’s, the year-over-year decrease for the three months ended September 30, 2010 was approximately 3.7% compared to a year-over-year decrease of 20.8% in the three months ended September 30, 2009. The Las Vegas local market continues to be characterized by heavy promotional activity by our competitors.

The Aquarius – Aquarius’ Net revenues increased 5.0% year-over-year for the three months ended September 30, 2010 compared to a year-over-year decrease of 16.4% for the three months ended September 30, 2009. The increase in Net revenue at Aquarius is driven by our targeted marketing programs that have resulted in increased revenues across all major categories.

Financial Statistics as of September 30, 2010:
•	Cash	$106.0 million
•	Book value of Debt, including capital leases, net of unamortized discount	$356.8 million
•	Capital expenditures	$25.0 million

Conference Call Information:
We will hold our third quarter earnings conference call today, Friday, November 12, 2010 at 8:30 AM Pacific Time (9:30 AM Mountain, 10:30 AM Central, 11:30 AM Eastern). To attend, dial 866-293-8823 (US/Canada toll-free). The pass code is 4133806. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$48.9	$50.1	$156.1	$165.4
Hotel	14.3	15.3	43.5	46.5
Food and beverage	16.7	18.7	51.2	56.9
Tower, retail and other	9.6	9.4	25.4	26.7
Gross revenues	89.5	93.5	276.2	295.5
Less promotional allowances	5.9	5.8	18.3	20.0
Net revenues	83.6	87.7	257.9	275.5

Costs and expenses:
Casino	16.3	17.0	50.1	53.7
Hotel	8.9	9.2	25.7	26.5
Food and beverage	12.7	14.5	38.5	42.2
Other operating expenses	3.5	3.3	9.9	10.3
Selling, general and administrative	28.5	29.4	83.8	87.9
Pre-opening costs	-	-	0.3	-
Depreciation and amortization	11.2	10.4	32.7	30.8
Impairment of assets	-	-	2.0	-
Total costs and expenses	81.1	83.8	243.0	251.4
Income from operations	$2.5	$3.9	$14.9	$24.1

EBITDA Reconciliation:
Net income (loss)	$(8.9)	$(1.8)	$(19.3)	$(4.2)
Interest income	-	-	-	(0.1)
Interest expense	11.4	5.7	34.2	28.4
Depreciation and amortization	11.2	10.4	32.7	30.8
EBITDA	$13.7	$14.3	$47.6	$54.9

Numbers may vary due to rounding.

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$(8.9)	$(1.8)	$(19.3)	$(4.2)
Interest income	-	-	-	(0.1)
Interest expense	11.4	5.7	34.2	28.4
Depreciation and amortization	11.2	10.4	32.7	30.8
Loss on disposal of assets	-	-	-	0.6
Pre-opening costs	-	-	0.3	-
Management fee - related party	0.4	0.4	1.1	1.4
Impairment of assets	-	-	2.0	-
Adjusted EBITDA	$14.1	$14.7	$51.0	$56.9
Adjusted EBITDA Margin	16.9%	16.8%	19.8%	20.7%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(in millions)		(in millions)
WPU - Slots
Stratosphere	82.16	85.89	85.49	99.38
Decatur	112.08	109.70	120.07	116.59
Boulder	70.68	73.21	78.41	80.13
Aquarius	121.54	111.75	129.87	123.77
Consolidated	98.41	96.49	105.25	106.43

WPU - Tables
Stratosphere	643.69	759.75	708.43	810.59
Decatur	564.69	520.04	609.01	549.45
Boulder	362.08	358.44	427.35	411.52
Aquarius	490.76	556.76	524.23	584.38
Consolidated	553.01	628.87	608.34	660.64

ADR
Stratosphere	41.20	43.77	42.48	44.99
Decatur	44.78	47.52	46.14	49.52
Boulder	35.63	36.40	38.16	37.80
Aquarius	48.91	48.07	46.96	45.91
Consolidated	43.39	44.75	43.74	45.08

Hotel Occupancy
Stratosphere	86.0	93.2	87.3	93.0
Decatur	47.5	44.7	48.8	51.8
Boulder	42.3	42.2	42.8	51.4
Aquarius	51.3	46.9	50.6	46.3
Consolidated	67.7	69.5	68.2	70.1

Net Revenue
Stratosphere	37.5	41.8	112.9	126.2
Decatur	14.8	15.2	47.0	50.0
Boulder	8.3	8.8	27.1	30.0
Aquarius	23.0	21.9	70.9	69.3
Consolidated	83.6	87.7	257.9	275.5

Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of available hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on the early extinguishment of debt, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777